EXHIBIT 99.2



          PRESS RELEASE                     For Release on February 9, 1995



          For More Information, Call:
          Dr. Francis X. Wazeter,
            Chief Executive Officer and
            Chairman of the Board



          International Research and Development Corporation ("IRDC") announced today that is seeking offers for the sale of its Carme, Inc. subsidiary in Novato, California. Carme is engaged in the manufacture and sale of specialty skin care products. The Board of Directors has determined to focus IRDC's efforts on its core business, being the performance of safety evaluation studies of drugs and their components.

          Mesirow Financial, Inc. (Patrick Goy, Senior Vice President or William Hornell, Senior Vice President - 312-670-6180) has been named exclusive financial advisor in connection with the sale of Carme.

          IRDC is engaged in the safety evaluation of pharmaceutical and veterinary drugs, agricultural products, and chemicals. Studies are performed on behalf of various manufacturers of such products, both foreign and domestic, and on behalf of governmental agencies. Clinical safety evaluation studies are conducted on behalf of clients in the pharmaceutical, chemical and cosmetic-related industries through its subsidiary, IRAD Corporation.

          IRDC also is a manufacturer and distributor of cosmetics and skin care products through its subsidiary, Carme, Inc. as well as certain medical and health care products and services through another of its subsidiaries, Medical Surgical Specialties, Ltd.

          The common stock of International Research and Development Corporation is traded in the over-the-counter national market. The NASDAQ symbol for the common stock is IRDV.